Exhibit 10.3
Plan Document
and
Summary Plan Description
of the
L. B. Foster Company
Key Employee Separation Plan

As Amended and Restated
Effective October 24, 2023

L. B. FOSTER COMPANY
KEY EMPLOYEE SEPARATION PLAN
ARTICLE 1.INTRODUCTION
1.1    Purpose. The purposes of this L. B. Foster Company Key Employee Separation Plan is to assist the Company to retain the services of key employees by providing eligible employees of the Company and its Affiliates with certain severance and welfare benefits in the event their employment is involuntarily terminated (or constructively terminated) in connection with a Change in Control. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan, as interpreted by the Plan Administrator.
1.2    Term of the Plan. The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Article 7 hereof. The Plan shall continue until terminated pursuant to Article 7 hereof.
ARTICLE 2.DEFINITIONS
Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:
(a)“Affiliate” shall mean any parent entities, affiliated Subsidiaries and/or divisions of the Company.
(b)“Base Pay” shall mean the Participant’s annual base salary rate, exclusive of bonuses, commissions, employee benefits and other incentive and/or stock-based compensation, as in effect immediately preceding the Participant’s Date of Termination.
(c)“Benefit Factor” shall mean the multiple which has been assigned to each Participant for purposes of determining the Participant’s benefit under Section 4.1(b).
(d)“Benefit Plans” shall mean the insurance and health and welfare benefits plans and policies to which Participant is entitled to participate.
(e)“Board” shall mean the Board of Directors of the L. B. Foster Company.
(f)“Cause” shall mean that by majority vote, the Board has determined in good faith that any of the following has occurred:
(i)Participant’s conduct, by act or omission, constitutes gross negligence or willful misconduct in the performance of the duties and services required of Participant;
(ii)Participant has been convicted of, or has entered a plea of guilty or nolo contendere to, a felony, or Participant has engaged in fraudulent or criminal activity relating to the scope of Participant’s employment (whether or not prosecuted);
(iii)Participant’s conduct, by act or omission, constitutes a material violation of the Company’s Legal and Ethical Conduct Policy Guide, as amended from time to time;
(iv)Participant’s conduct, by act or omission, constitutes a continuing or repeated failure to perform the duties as requested in writing by the Participant’s supervisor(s)

or the Board after Participant has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach;
(v)Participant has committed a felony or lesser crime involving moral turpitude; or
(vi)Participant’s conduct constitutes a foreseeable risk that the Company and/or its Affiliates may be brought into public disgrace or disrepute in any material respect.
(g)“Change in Control” shall mean the first to occur, after the Effective Date, of any of the following:
(i)the consummation of any merger, consolidation or business combination in which the shareholders of the L.B. Foster Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;
(ii)the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions;
(iii)the acquisition of beneficial ownership or control, directly or indirectly, through one transaction or a series of transactions (including, without limitation, power to vote) of a majority of the outstanding common stock of the Company by any “person” as such term is defined under sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation or other entity owned, directly or indirectly, by the shareholders of the L. B. Foster Company in substantially the same proportions as their ownership of shares of L.B. Foster Company’s common stock); or
(iv)a contested election of directors of the Board, including with respect to directors elected under any proxy access procedures included in L.B. Foster Company’s organizational documents, as a result of which or in connection with which the persons who were directors of the L.B. Foster Company before such election or nominees approved by the Board for election to the Board cease to constitute a majority of the Board.
Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of the Plan with the result that there can be no more than one Change in Control hereunder.
(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(i)“COBRA Continuation Period” shall mean the continuation period for medical and dental insurance to be provided under the terms of this Plan which shall commence on the first day of the calendar month following the month in which the Date of Termination falls.
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(k)“Committee” shall mean the Compensation Committee of the Board, or any successor committee designated by the Board.
(l)“Company” shall mean the L. B. Foster Company, a Pennsylvania corporation, and its parent entities, Subsidiaries and Affiliates as may employ a Participant from time to time; provided that a Subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the L. B. Foster Company prior to a Change in Control (other than in connection with and as an integral part of a series of transactions resulting in a Change in Control) shall, automatically and without any further action, cease to be (or be a part of) the Company and its Affiliates for purposes hereof.
(m)“Covered Change in Control Termination” shall mean, with respect to a Participant, if, during the 90-day period immediately preceding a Change in Control, or on or within the two-year period immediately following a Change in Control, the occurrence of an Involuntary Termination Associated with a Change in Control.
(n)“Date of Termination” shall mean the date on which a Covered Change in Control Termination occurs.
(o)“Disability” shall mean the Participant’s physical or mental incapacity, with reasonable accommodation, to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Committee.
(p)“Effective Date” shall mean December 9, 2008.
(q)"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
(r)“Good Reason” shall mean the Participant’s Separation from Service by the Participant as a result of the occurrence, without the Participant’s written consent, of one of the following events:
(i)    A material reduction in the Participant’s annual Base Pay (unless such reduction relates to an across-the-board reduction similarly affecting Participant and all or substantially all other executives of the Company and its Affiliates);
(ii)    The Company makes or causes to be made a material adverse change in the Participant’s position, authority, duties or responsibilities which results in a significant diminution in the Participant’s position, authority, duties or responsibilities, excluding any change made in connection with (A) a reassignment to a New Job Position, or (B) a termination of Participant’s employment with the Company for Disability, Cause, death, or temporarily as a result of Participant’s incapacity or other absence for an extended period;
(iii)    A relocation of the Company’s principal place of business, or of Participant’s own office as assigned to Participant by the Company to a location that increases Participant’s normal work commute by more than 50 miles; or
(iv)    Any other action by the Company that constitutes a material breach of the employment agreement, if any, under which Participant’s services are to be performed.
In order for Participant to terminate for Good Reason, (A) the Company must be notified by Participant in writing within 90 days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (C) such termination must occur within 60 days after the expiration of the Notice Period.
(s)“Involuntary Termination Associated With a Change in Control” means the Participant’s Separation from Service in connection with a Change in Control: (i) by the Company and any Affiliate for any reason other than (A) Cause, (B) the Participant’s death, or (C) the Participant’s Disability; or (ii) on account of the Participant’s voluntary termination of employment for Good Reason.

(t)“New Job Position” shall mean a change in the Participant’s position, authority, duties or responsibilities with the Company or any Affiliate due to the Participant’s demonstrated inadequate or unsatisfactory performance, provided the Participant had been notified of such inadequate performance and had been given at least 30 days to cure such inadequate performance.
(u)“Notice of Termination” shall mean a notice given by the Company or Participant, as applicable, which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provisions so indicated.
(v)“Participant” shall have the meaning ascribed by Article 3 hereof.
(w)“Plan” shall mean this L. B. Foster Company Key Employee Separation Plan, as it may be amended from time to time in accordance with Article 7 hereof.
(x)“Plan Administrator” shall have the meaning ascribed by Article 12 hereof.
(y)“Release” shall have the meaning ascribed by Section 4.3.
(z)“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(aa)“Separation from Service” shall mean a Participant’s termination of employment with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has experienced a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36)-month period or such other period as provided by regulation.
(ab)“Stock” shall mean the common stock, par value $.01 per share, of the L. B. Foster Company.
(ac)“Subsidiary” shall mean any Company controlled entity.
ARTICLE 3.PARTICIPATION
3.1     Employees of the Company or any Affiliate who are selected for participation by the Committee, in its sole discretion, as provided in Article 5 hereof, shall be eligible to participate in the Plan. Any such employee selected to participate in the Plan shall be referred to herein as “Participant.” The initial Participants and their respective Benefit Factors shall be selected and approved by the Committee. The Committee, in its discretion, may add Participants to the Plan and assign and approve for each of them their respective Benefit Factors, from time to time, and shall periodically review and update the list of Participants.

3.2    Notwithstanding the foregoing and subject to Section 7.2, the Committee may terminate a Participant’s participation in the Plan at any time, in its sole and absolute discretion. Subject to Section 7.2, a termination of Participant’s employment with the Company and any Affiliate except under the circumstances described in Section 4.1, shall automatically, with no further act on the part of the Company or any Affiliate, terminate any right of such Participant to participate, or receive any benefits under, this Plan.
ARTICLE 4.BENEFITS
4.1Compensation and Benefits. In the event a Covered Change in Control Termination occurs with respect to a Participant, the Company shall pay and provide to the Participant the following severance benefits; provided, however, that the benefits provided under Sections 4.1(b)-(d) shall be subject to Participant’s timely execution and non-revocation of the Release described in Section 4.3:
(a)    (i) any Base Pay earned, accrued or owing to him or her through the Date of Termination, (ii) any individual bonuses or individual incentive compensation not yet paid, but due and payable under the Company’s and/or its Affiliates’ plans for years prior to the year of Participant’s termination of employment, (iii) reimbursement for all reasonable and customary expenses incurred by Participant in performing services for the Company prior to the Date of Termination, subject to receipt by the Company of appropriate documentation in accordance with policies established from time to time and (iv) payment equal to the amount of accrued, but unused, vacation time in accordance with the Company’s policies and practices with respect to vacation time.

(b)     A lump sum cash payment equal to the applicable Benefit Factor multiplied by: (i) Participant’s Base Pay in effect as of the Date of Termination; plus (ii) the Participant’s target annual bonus opportunity under the L.B. Foster Company Executive Annual Incentive Compensation Plan, or any successor executive annual bonus plan thereto, for the year in which the Date of Termination occurs.

(c)    To the extent permitted by applicable law and the Benefit Plans, the Company shall maintain Participant’s paid coverage for medical, dental and vision insurance (through the payment of Participant’s COBRA premiums) until the earlier to occur of: (i) Participant obtaining the age of 65, (ii) the date Participant is eligible for similar benefits to the benefits provided by the Benefit Plans from another employer (and Participant must provide prompt notice of eligibility with respect thereto to the Company), or (iii) the expiration of the COBRA Continuation Period (generally 18 months). During the applicable period of coverage described in the foregoing sentence, to the extent permitted by applicable law and the Benefit Plans, Participant shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Participant not been terminated and the Company will have no obligation to pay any benefits to, or premiums on behalf of, Participant after such period ends. To the extent that such benefits are available under the Benefit Plans and Participant had such coverage immediately prior to termination of employment, such continuation of benefits for Participant shall also cover Participant’s dependents for so long as Participant is receiving such benefits under this Section 4.1(c). The COBRA Continuation Period for medical, dental and vision insurance under this Section 4.1(c) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan(s).
(d)    A lump sum cash payment of $15,000 in order to cover the cost of outplacement assistance services for Participant and other expenses associated with seeking another employment position.

(e)    All payments to be made pursuant to this Section 4.1 shall be made, in lump sum, no later than 60 days after the Date of Termination, subject, in the case of the benefits provided under Sections 4.1(b)-(d), to the execution, delivery and non-revocation of the release set forth in Section 4.3; provided, however, that all benefits due under Section 4.1(c) shall be provided as specified thereunder, and all payments due under Section 4.1(a)(ii) shall be paid no later than the time provided for under the applicable plan or arrangement in accordance with the applicable plan or arrangement terms.
4.2Vesting of Equity. With respect to any equity awards or grants made by the Company or any Affiliate to a Participant under any applicable plan, program or award agreement, upon a termination of Participant’s employment with the Company and any Affiliate pursuant to Section 4.1, the Participant’s rights to any such awards will continue to be governed by and subject to the terms and conditions of the applicable plan, program or agreement, and related award agreement, if any.
4.3Release. Notwithstanding any other provision of the Plan to the contrary, no payment or benefit otherwise provided for under or by virtue of this Article 4 of the Plan shall be paid or otherwise made available unless and until the Participant executes (no later than 45 days after the Company has provided estimates to the Participant relating to the payments to be made under the Plan) and does not revoke a general release, non-disparagement and non-competition agreement, in a form provided by the Company and substantially as attached as Exhibit A hereto (the “Release”); provided, however, the Company reserves the right to require a different or modified form of release if necessary under then applicable law to effectuate the intent of a full general release to the greatest extent permitted by law. The Company shall provide written notice to the Participant of the obligation to provide a signed Release. If the Company determines that the Participant has not fully complied with any of the terms of the Release, the Company and any Affiliate may withhold benefits described in this Article 4 of the Plan and/or discontinue the payment of such benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion or such benefits already received under the Plan. If the Company notifies a Participant that repayment of all or any portion of the benefits received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date written notice is sent. Any remedy under this Section 4.3 shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company and any Affiliate may have.
4.4WARN. Notwithstanding any other provision of the Plan to the contrary, payments made pursuant to this Plan are not intended to be in addition to pay-in-lieu-of notice under the Worker Adjustment and Retraining Notification Act (“WARN”), Labor Code Section 1400 et seq., or any other applicable federal, state or local law or regulation. Should benefits under any such law or regulation become payable, payment of any benefit hereunder to a Participant as a consequence of the Participant’s Covered Change in Control Termination shall be reduced accordingly or, alternatively, payments previously made under this Plan will be treated as having been paid to satisfy such other benefit obligations (other than state unemployment compensation if applicable).
4.5Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Plan to the contrary, if the Participant’s employment with the Company and any Affiliate terminates on account of Disability, Cause or because of his or her death, the Participant shall not be considered to have terminated employment under Section 4.1 of this Plan and shall not receive benefits pursuant to this Article 4 of the Plan. Notwithstanding, the Participant shall be entitled to receive disability benefits under any disability program then maintained by the Company or any Affiliate that covers the Participant as provided under the terms of such disability program.

ARTICLE 5.ADMINISTRATION
5.1.The Plan shall be administered by the Committee. The Committee shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA.
5.2.The Committee shall have the full and absolute power, authority and sole discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan, which determinations shall be final, conclusive, and binding on the Company, its Affiliates, the Participant and any and all interested parties.
5.3.The Committee may delegate any and all of its powers and responsibilities hereunder to other persons. Any such delegation may be rescinded at any time by written notice from the Committee to the person to whom delegation is made.
5.4.The Committee shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Company and its Affiliates), and other agents, designees and delegatees, as it may deem advisable to assist in the administration of the Plan.
ARTICLE 6.PARACHUTE TAX PROVISIONS
6.1.The provisions of this Article 6 shall apply notwithstanding anything in this Plan to the contrary. In the event that it shall be determined that any payment or distribution to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company and its Affiliates will apply a limitation on the Payment amount as specified in Section 6.2.
6.2.The aggregate present value of the Payments under Article 4 of this Plan (“Plan Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code. For purposes of this Article 6, “present value” shall be determined in accordance with Section 280G(d)(4) of the Code.
6.3.Except as set forth in the next sentence, all determinations to be made under this Article 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participant within ten (10) days of the Participant’s Date of Termination; provided, however, that, in the event the Accounting Firm will not or cannot make such a determination, the Company and its Affiliates shall select such other appropriate firm to make such determination. The value of the Participant’s non-competition covenant under Section 4 of the Release shall be determined by independent appraisal by a nationally-recognized business valuation firm, and a portion of the Plan Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment.
6.4.All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article 6 shall be borne solely by the Company and its Affiliates.

ARTICLE 7.AMENDMENT AND TERMINATION
7.1.Subject to Section 7.2, the Committee shall have the right in its discretion at any time to amend the Plan in any respect or to terminate the Plan prior to a Change in Control for any reason.
7.2.Notwithstanding any other provision of the Plan to the contrary, the Plan (including, without limitation, this Section 7.2) as applied to any particular Participant may not be amended or terminated at any time within the 90 day period immediately prior to, on or after the occurrence of a Change in Control in any manner adverse to the interests of such Participant, without the express written consent of such Participant, except in the event (a) of a termination of Participant’s employment with the Company and its Affiliates under the circumstances described in Section 4.5 and/or (b) the Committee determines to amend the Plan in order to conform the provisions of the Plan with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan; and/or (c) of the Company’s material noncompliance with any financial reporting requirement under the securities laws or other applicable law whereby the Company is required to prepare an accounting restatement applicable to any financial reporting period; and/or (d) a deterioration in the financial condition, revenues or profitability of the Company.
ARTICLE 8.EMPLOYMENT RIGHTS
Nothing expressed or implied in this Plan will create any right or duty on the part of the Company, any Affiliate or the Participant to have the Participant remain in the employment of the Company or any Affiliate.
ARTICLE 9.MISCELLANEOUS
9.1.(a)    The Company and its Affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and its Affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company and its Affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan. Failure of the Company and its Affiliates to obtain such assumption and agreement with respect to any particular Participant prior to the effectiveness of any such succession shall be a breach of the terms of the Plan with respect to such Participant and shall constitute Good Reason for purposes of this Plan. Effective upon a transfer or assignment of this Plan, the term “Company” shall mean any successor to the Company’s business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform the Plan. Nothing in this Section 9.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.
a.(b)    To the maximum extent permitted by law, the right of any Participant or other person to any amount under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person.
b.(c)    The terms of the Plan shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of each Participant. If a Participant shall die while an amount would still be payable to the Participant hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there is no such designee, their estate.
9.2.Except as expressly provided in Article 4 hereof, Participants shall not be required to mitigate damages or the amount of any payment or benefit provided for under the Plan by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event a Participant does mitigate.
9.3.Payments to be made under this Plan are intended to comply with, or be excepted from coverage under, Section 409A and shall be construed accordingly. Notwithstanding any provision of this Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Accordingly, if a Participant is a “specified employee” for purposes of Section 409A (as such term is defined in Section 409A, and determined in accordance with the procedures established by the Company) and a payment subject to Section 409A to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six months after the date the Participant experiences a Separation from Service (or, if earlier, the death of the Participant). Each payment under the Plan shall be treated as a separate payment for purposes of Section 409A. In no event may a Participant directly or indirectly designate the calendar year of any payment to be made under the Plan. If the maximum period during which a Participant has the ability to consider and revoke a Release hereunder would span two taxable years then, regardless of when the Participant signs the Release and the revocation period expires, payment of the severance benefits hereunder that are subject to Section 409A will be made or commence no earlier than the beginning of the second of such taxable years. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A and other binding guidance promulgated thereunder.
9.4.Notwithstanding any provision of this Plan to the contrary, the Company shall not be liable for, and nothing provided or contained in this Plan will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on a Participant related to, or arising with respect to, any violation of Section 409A.
9.5.All notices under the Plan shall be in writing, and if to the Company or the Committee, shall be delivered to the General Counsel of the L. B. Foster Company, or mailed to the L. B. Foster Company’s principal office, addressed to the attention of the General Counsel of the L. B. Foster Company; and if to a Participant (or the estate or beneficiary thereof), shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company and its Affiliates.
9.6.Unless otherwise determined by the Company in an applicable plan or arrangement, no amounts payable hereunder shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company and/or any Affiliate for the benefit of employees unless the Company shall determine otherwise.
9.7.Participation in the Plan shall not limit any right of a Participant to receive any payments or benefits under any employee benefit or executive compensation plan of the Company and/or its Affiliates; provided that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance or similar plan or policy of the Company and/or its Affiliates.

9.8.Any payments hereunder shall be made out of the general assets of the Company. Each Participant shall have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make payments under the Plan in the future as and to the extent provided herein.
9.9.The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.
9.10.The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.
9.11.The use of captions in the Plan is for convenience. The captions are not intended to, and do not, provide substantive rights.
9.12.Except as otherwise preempted by the laws of the United States, the Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law, and any action relating to this Plan must be brought in state and federal courts located in the Commonwealth of Pennsylvania.
ARTICLE 10.CLAIMS PROCEDURE
Adverse Benefit Determinations
Each terminated Participant may contest the administration of the benefits (but not the level of benefits) by completing and filing a written claim for reconsideration with the Plan Administrator within 90 days (or 45 days in the case of a claim necessitating a determination of Disability) of the time that the Participant has knowledge of the relevant facts constituting the basis for the Participant’s claim. If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the Participant, in writing, within 90 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision. Notwithstanding the foregoing, in the case of a claim necessitating a determination of Disability, the Plan Administrator may notify the terminated employee within the initial 45-day period that the Plan Administrator needs up to an additional 30 days to review the claim. If the Plan Administrator determines that additional time is necessary to review the claim, the Plan Administrator will notify the terminated employee of an additional 30-day extension.

The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the terminated employee:
*the specific reason(s) for the denial;
*specific reference to the specific Plan provisions on which the denial is based;
*a description of any additional material or information which must be submitted for the Participant to perfect the claim, and an explanation of why such material or information is necessary;

*in the case of any claim necessitating a determination of Disability, a copy of any internal rule, guideline, protocol, or other similar criterion relied upon in making the initial determination or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the determination and that a copy of such rule will be provided to the terminated employee upon request and free of charge or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and
*an explanation of the Plans claims review procedure and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.
Appeal of Adverse Benefit Determinations

The Participant or the Participant’s duly authorized representative shall have an opportunity to appeal a claim denial to the “Named Appeals Fiduciary” (as described below) for a full and fair review. The Participant or the Participant’s duly authorized representative may:

1.    request a review upon written notice to the Plan Administrator within 60 days (or 180 days in the case of a claim necessitating a determination of Disability) after receipt of a notice of the denial of a claim for benefits;

2.    submit written comments, documents, records, and other information relating to the claim for benefits; and

3.    examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the Participant’s claim for benefits.

The Named Appeals Fiduciary’s review shall take into account all comments, documents, records, and other information submitted by the terminated employee relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Named Appeals Fiduciary will be made not later than 60 days (or 45 days in the case of a claim necessitating a determination of Disability) after receipt of a request for review, unless the Named Appeals Fiduciary determines that an extension of time for processing is required. In the event that the Named Appeals Fiduciary determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial review period. The extension shall not exceed a period of 120 days (or 90 days in the case of a claim necessitating a determination of Disability) from the receipt of the terminated employee’s notice of appeal, and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Named Appeals Fiduciary expects to render the determination on review.

The written determination of the Named Appeals Fiduciary shall set forth, in a manner calculated to be understood by the terminated employee:

1.    the specific reason or reasons for the decision;

2.    specific reference to the specific Plan provisions on which the decision is based;

3.    the terminated employee’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

4.    in the case of any claim necessitating a determination of Disability, a copy of any internal rule, guideline, protocol, standards or other similar criterion relied upon in making the initial determination or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the determination and that a copy of such rule will be provided to the terminated employee upon request and free of charge or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and

5.    a statement of the employee’s right to bring a civil action under section 502(a) of ERISA.

Requirement to Exhaust Claims Procedure

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims and appeals procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If the Participant or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims and appeals procedure set forth above. Issues not raised with the Plan Administrator will be deemed waived. Any lawsuit claiming entitlement to benefits under the Plan, seeking clarification of any right to future benefits or alleging any other right or remedy derived from or related to the Plan shall be brought no later than six (6) months after the claims and appeals procedure has been exhausted.
ARTICLE 11.STATEMENT OF ERISA RIGHTS
As a Participant in the Plan, each Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information About the Plan and Benefits
Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including a Participant’s employer or any other person, may fire such Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate a Participant’s employment for other reasons.

Enforce Participant Rights
If a Participant’s claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay such Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.
Assistance with Participant Question
If a Participant has any questions about the Plan, such Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about such Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in such Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ARTICLE 12.SUMMARY INFORMATION
The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, 29 U.S.C. Section 1002(1), and 29 C.F.R. Section 2510.3-2(b). The Plan is intended to be a “separation pay plan” under Section 409A of the Code in accordance with the regulations issued thereunder and related guidance, and shall be maintained, interpreted and administered accordingly. Please review Article 7 entitled “Amendment and Termination” regarding the Company’s reservation of rights to amend and terminate the Plan.
Name of Plan: The name of the plan under which benefits are provided is the L. B. Foster Company Key Employee Separation Plan.
Plan Sponsor: The Sponsor of the Plan is:
L. B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

Plan Administrator: The Plan Administrator of the Plan is:
The Compensation Committee
L. B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220
Employer Identification Number and Plan Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 25-1324733. The Plan Number assigned to the Plan is 506.
Type of Plan: Severance Pay Employee Welfare Benefit Plan.
Type of Administration: The Plan is self-administered.
Funding: Benefits payable under the Plan are provided from the general assets of the Company.
Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon the General Counsel of Plan Sponsor.
Plan Year: The Plan’s fiscal records are kept on a calendar year basis (January 1 through December 31).

EXHIBIT A
[Sample Provisions - The Company reserves the right to require a different or modified form of release.]
GENERAL RELEASE, NON-DISPARAGEMENT AND NON-COMPETITION AGREEMENT
THIS GENERAL RELEASE, NON-DISPARAGEMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is made as of this _____ day of ___________, _____, by and between ________________________________ (the “Company”) and ___________________ (the “Employee”).
WHEREAS, the Employee formerly was employed by the Company;
WHEREAS, the Employee was designated by the Compensation Committee of the Board of Directors (the “Board”) or its delegate of L. B. Foster Company to receive certain severance benefits in the event of a termination of Employee’s employment under the circumstances set forth in the Key Employee Separation Plan (the “Plan”) and;
WHEREAS, an express condition of the Employee’s entitlement to the payments and benefits under the Plan is the execution without revocation of this Agreement; and
WHEREAS, the Employee and the Company mutually desire to effectuate a full and final general release of all claims and rights the Employee may have against the Company to the fullest extent permitted by law, excepting only those rights and claims that cannot, as a matter of law, be released with this Agreement; and
WHEREAS, the Employee and the Company mutually desire to terminate the Employee’s employment effective _____________ ____, ____ (“Date of Termination”); and
WHEREAS, the Company advises the Employee to consult with an attorney before signing this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED by and between the Employee and the Company as follows:
1.General Release.
(a)    To the fullest extent permitted by law, the Employee, for and in consideration of the commitments of the Company as set forth in paragraph 7 of this Agreement and the Plan, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, managers, stockholders, employees, members and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or hereafter may have, whether known or unknown, or which the Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Employee’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C., Title VII of the Civil Rights Act, the Equal Pay Act, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Law, the Pennsylvania Pregnancy, Childbirth and Childrearing Law; if applicable, as well as any claims for alleged wrongful discharge, discrimination or harassment, breach of an express or implied contract, breach of the implied covenant of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress, promissory estoppel, whistleblower retaliation, other personal injury, fraud or misrepresentation, invasion of privacy, negligence, retaliation, violation of public policy and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. The Employee is not waiving Employee’s right to vested benefits under the written terms of the Company’s 401(k) Plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during the Employee’s employment that is payable under applicable medical plans or an employer-insured liability plan, or claims that are not otherwise waivable under applicable law.
(b)To the fullest extent permitted by law, and subject to the provisions of paragraph 11 and paragraph 13 below, the Employee represents and affirms that the Employee has not filed or caused to be filed on the Employee’s behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of the Employee’s knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on the Employee’s behalf; and the Employee has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company’s or any Releasee’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. In the event that there is outstanding any such charge, complaint or claim for relief, the Employee agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint or claim for relief cannot be immediately withdrawn with prejudice, the Employee shall execute such other papers or documents as the Company’s counsel determines may be necessary from time to time to have said charge, complaint or claim for relief dismissed with prejudice at the earliest appropriate time. Nothing herein shall prevent the Employee from testifying in any cause of action when required to do so by process of law. The Employee shall promptly inform the Company if called upon to testify on matters relating to the Company.
(c)Employee does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.
(d)Employee does not waive the right to challenge the validity of this Agreement as a release of claims arising under the federal Age Discrimination in Employment Act.
(e)Employee does not waive rights or claims that may arise after the date this Agreement is executed.

2.In consideration of the Company’s agreements as set forth in paragraph 6 herein, the Employee agrees to comply with the limitations set forth in Sections 3 and 4 of this Agreement.
3.    Ownership and Protection of Intellectual Property and Confidential Information.
(a)All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Company or any of its affiliates, both before and after the date hereof (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information), and all writings or materials of any type embodying any of such items (collectively, “Work Product”), shall be the sole and exclusive property of the Company or a Company affiliate, as the case may be, and shall be treated as “work for hire.” It is recognized that the Employee is an experienced executive in the business of the Company and its affiliates and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this Section 3.
(b)The Employee shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of employment) to establish, confirm and protect the Company’s and/or its affiliates’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, the Employee agrees to assist the Company, at the Company’s expense, to secure the Company’s and its affiliates’ rights in the Work Product in any and all countries, including the execution by the Employee of all applications and all other instruments and documents which the Company and/or its affiliates shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its affiliates the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason (including the Employee’s refusal to do so after request therefor is made by the Company) to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its affiliates pursuant to Section 3(a) above, then the Employee by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by the Employee. The Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its affiliates.
(c)The Employee acknowledges that the businesses of the Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information

(such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its affiliates use in their business to obtain a competitive advantage over their competitors. The Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. The Employee acknowledges that by reason of the Employee’s duties to, and association with, the Company and its affiliates, The Employee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company and its affiliates. The Employee hereby agrees that the Employee will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. The Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that the Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its affiliates an opportunity (which the Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its affiliates would not be considered confidential to the Company and its affiliates.
(d)All written materials, records, and other documents made by, or coming into the possession of, the Employee during the period of Employee’s employment by the Company which contain or disclose confidential business information or trade secrets of the Company or its affiliates, or which relate to the Employee’s Work Product described in paragraph 3(a) above, shall be and remain the property of the Company, or its affiliates, as the case may be. Upon termination of Employee’s employment, for any reason, The Employee promptly shall deliver the same, and all copies thereof, to the Company.
4.    Covenant Not To Compete.
In the event of the Employee’s Covered Change in Control Termination (as defined in the Plan), the Company’s obligations to provide the payments and benefits set forth in Article 4 of the Plan shall be expressly conditioned upon the Employee’s covenants of confidentiality, not to compete and not to solicit as provided herein. In the event the Employee breaches his or her obligations to the Company as provided herein, the Company’s obligations to provide the payments and benefits set forth in Article 4 of the Plan shall cease without prejudice to any other remedies that may be available to the Company.
(a)The Employee agrees that, for a period of one year following the Employee’s Date of Termination (the “Non-Compete Period”), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its affiliates engages in or is planning to engage in during the term of the Employee’s employment with the Company or any affiliate of the

Company, including but not limited to, the manufacture and/or distribution of products and services for the transportation and energy infrastructure sectors(the “Business”). Such restriction shall cover the Employee’s activities anywhere in the contiguous United States.
(b)The Employee agrees that during the Non-Compete Period, the Employee will not solicit or induce any person who is or was employed by any of the Company or its affiliates at any time during such term or period (i) to interfere with the activities or businesses of the Company or any of its affiliates or (ii) to discontinue his or her employment with the Company or any of its affiliates.
(c)The Employee agrees that during the Non-Compete Period, the Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its affiliates to divert their business to any competitor of the Company or any of its affiliates or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its affiliates (including, without limitation, making any negative statements or communications about the Company and its affiliates). The Employee agrees that during such Non-Compete Period, the Employee will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its affiliates, prior to the Employee’s Date of Termination, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its affiliates.
(d)The Employee understands that the provisions of Sections 4(a), 4(b) and 4(c) hereof may limit his or her ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its affiliates he or she nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any its affiliates; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Article 4 of the Plan, is sufficient to compensate the Employee for the restrictions contained in Sections 4(a), 4(b) and 4(c) hereof. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he or she will not assert that, and it should not be considered that, any provisions of Sections 4(a), 4(b) and 4(c) hereof otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
(e)If, at the time of enforcement of Sections 3 or 4 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Employee acknowledges that he or she is a member of the Company’s and its affiliates’ management group with access to the Company’s and its affiliates’ confidential business information and his services are unique to the Company and its affiliates. The Employee therefore agrees that the remedy at law for any breach by him or her of any of the covenants and agreements set forth in Sections 3 and 4 hereof will be inadequate and that in the event of any such breach, the Company and its affiliates may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the Employee (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by the Employee of this Section 4, the Non-Compete Period set forth in this paragraph shall be tolled until such breach or violation has been cured.
(f)Each of the covenants of Sections 3 and 4 hereof are given by the Employee as part of the consideration for the benefits to be received by the Employee under the Plan and as an inducement to the Company to grant such benefits under the Plan and accept the obligations thereunder.
(g)Provisions of Section 4 hereof shall not be binding on the Employee if the Company fails to materially perform any material obligation under the Plan, including, without limitation, the material failure of the Company to make timely payments of monies due to the Employee under Article 4 of the Plan; provided, that (i) the Employee has notified the Company in writing within 30 days of the date of the failure of the Company to materially perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.
5.    The Employee further agrees that the Employee will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, managers, members, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, the Employee’s employment and the termination of the Employee’s employment, irrespective of the truthfulness or falsity of such statement. This provision applies to all oral and written statements, including, without limitation, posts on social media.
6.    In consideration for the Employee’s promises, as set forth herein, the Company agrees to pay or provide to or for the Employee the payments and benefits described in the Plan, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Employee at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.
7.    The Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him or her in consideration for the Employee’s acceptance and execution of, and in reliance upon the Employee’s representations in, this Agreement. The Employee acknowledges that if the Employee had not executed this Agreement containing a release of all claims against the Releasees, including, without limitation, the covenants relating to confidentiality, non-competition and non-disparagement, the Employee would not have been entitled to the payments and benefits set forth in the Plan.
8.    The Employee acknowledges and agrees that this Agreement and the Plan supersede any other agreement the Employee has with the Company or any Releasee as to the subjects set forth in this Agreement. To the extent the Employee has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Plan and are not in direct conflict with the provisions in this Agreement or the Plan, the terms in this Agreement and the Plan shall not supercede, but shall be in addition to, any other such agreement. Except as set forth expressly herein, no promises or representations have been made to the Employee in connection with the termination of the Employee’s employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement or the Plan.
9.    The Employee agrees not to disclose the terms of this Agreement or the Plan to anyone, except the Employee’s spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.
10.    The Employee represents that the Employee does not, without the Company’s prior written consent, presently have in the Employee’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. The Employee acknowledges that all such Corporate Records are the property of the Company. In addition, the Employee shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.
11.    Nothing in this Agreement, including the release clause, shall prohibit or restrict the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Employee does not need the prior authorization of Employer to engage in conduct protected by this paragraph, and the Employee does not need to notify Employer that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
12.    The Employee agrees and acknowledges that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Employee.
13.    The Employee agrees and recognizes that should the Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, the Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs. Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under the Plan, including, without limitation, the failure of the

Company to make timely payments of monies due to Employee under Article 4 of the Plan, this Release shall be null and void and Employee shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys’ fees and costs; provided, that (i) Employee has notified the Company in writing within 30 days of the date of the failure of the Company to materially perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.
14.    The Employee further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
15.    The Employee represents that he or she is not a Medicare Beneficiary as of the time he or she enters into this Agreement.
16.    This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
17.    The parties agree that this Agreement shall be deemed to have been made and entered into in Pittsburgh, Pennsylvania. Jurisdiction and venue in any proceeding by the Company or Employee to enforce their rights hereunder is specifically limited to any court geographically located in Pennsylvania.
18.    To the extent the L.B. Foster Company Amended and Restated Executive Recoupment Policy (as may be amended and restated from time to time, the “Clawback Policy”) is applicable to you, such policy creates additional rights for the Company with respect to certain compensation paid or payable to you. Notwithstanding any provisions of this Agreement to the contrary, to the extent applicable, certain compensation paid or payable hereunder or under other plans and arrangements maintained by the Company and its affiliates will be subject to potential mandatory cancellation, forfeiture and/or repayment by you to the Company to the extent that you are, or in the future become, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to certain compensation paid or payable to you and the recovery of amounts relating thereto. By executing this Agreement, you consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that you are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any compensation paid or payable under this Agreement or any other applicable compensation that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from you of any such amounts, including from your accounts or from any other compensation, to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended.
19.    The Employee certifies and acknowledges as follows:

(a)That the Employee has read the terms of this Agreement, and that the Employee understands its terms and effects, including the fact that the Employee has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Employee’s employment relationship with the Company and the termination of that employment relationship; and
(b)That the Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Employee acknowledges is adequate and satisfactory to him or her and which the Employee acknowledges is in addition to any other benefits to which the Employee is otherwise entitled; and
(c)That the Company advises the Employee (in this writing) to consult with an attorney before signing this Agreement; and
(d)That the Employee does not waive rights or claims that may arise after the date this Agreement is executed; and
(e)That the Company has provided Employee with a period of forty-five (45)1 days within which to consider this Agreement, and that the Employee has signed on the date indicated below after concluding that this General Release, Non-Disparagement and Non-Competition Agreement is satisfactory to Employee; and
(f)The Employee acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. The Employee may revoke the Agreement by sending a statement that he or she is revoking this Agreement, addressed and delivered to [NAME], [TITLE], [MAILING ADDRESS], [EMAIL ADDRESS], [FAX NO., IF ANY]. In the event of a timely revocation by the Employee, this Agreement will be deemed null and void and the Company will have no obligations hereunder.
[SIGNATURE PAGE FOLLOWS]

1 This could be 21 days unless separation is part of a group separation. Notably, if this is part of a group separation, additional information would be required to be included with the release regarding the job titles and ages of others in the group and others who were considered for the plan but who are not part of the group.

Intending to be legally bound hereby, the Employee and the Company executed the foregoing General Release, Non-Disparagement and Non-Competition Agreement this ______ day of ______________, _____.
        Witness:
EMPLOYEE

[COMPANY]
By:        Witness:
Name:
Title: